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                                                                     Exhibit 5
                                                                     ---------

Richard W. Odgers
Executive Vice President -
 General Counsel and External Affairs
Pacific Telesis Group
130 Kearny Street
Room 3700
San Francisco, California 94108
415-394-3355




July 1, 1994



Pacific Telesis Group
130 Kearny Street
San Francisco, CA  94108


Gentlemen and Ladies:

With reference to the registration statement which Pacific Telesis Group, a Nevada corporation (the "Corporation"), proposes to file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, registering 8,000,000 shares of its common stock, $.10 par value (the "Shares"), to be issued and sold pursuant to the Pacific Telesis Group 1994 Stock Incentive Plan (the "Plan"), I am of the opinion that:

   (1)  the Plan has been duly adopted by the Corporation.

   (2) all proper corporate proceedings have been taken so that the Shares have been duly authorized and, upon issuance and payment therefore in accordance with the Plan and the resolutions of the Board of Directors of the Corporation relating to the adoption of the Plan and the offering and sale of the Shares thereunder, will be legally issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the registration statement referred to above. This opinion is limited to the law of the State of California, Nevada corporate law and the federal law of the United States of America.


Very truly yours,





Richard W. Odgers
Executive Vice President -
 General Counsel and External Affairs